Exhibit 99.1

FOR IMMEDIATE RELEASE

MEN’S WEARHOUSE ANNOUNCES TERMINATION OF
SHAREHOLDER RIGHTS PLAN

FREMONT, Calif., May 5, 2014 — The Men’s Wearhouse (NYSE: MW) announced today that its rights agreement has been amended to accelerate the expiration date to May 5, 2014, effectively terminating the company’s shareholder rights plan as of that date.  The rights agreement had originally been scheduled to expire on September 30, 2014.

In connection with the expiration of the rights agreement, Men’s Wearhouse will be taking routine actions on and prior to the expiration date to voluntarily deregister the related preferred stock purchase rights under the Securities Exchange Act of 1934 and to delist the preferred stock purchase rights from The New York Stock Exchange. These actions will have no effect on Men’s Wearhouse’s common stock, and shareholders will not be required to take any action as a result of expiration of the rights agreement.

About Men’s Wearhouse

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,124 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  Investors can find additional information at http://ir.menswearhouse.com/.

Contacts:

Ken Dennard

Dennard • Lascar Associates

(832) 594-4004

ken@dennardlascar.com

http://ir.menswearhouse.com/

Dan Katcher / Tim Lynch / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449